Employment Agreement

                                  between

                              William F. Ryan

                                    and

                       South Jersey Industries, Inc.


                            as of June 17, 1994




                              Letter of Intent

                         dated as of June 17, 1994












                              Execution Copy










                             TABLE OF CONTENTS

Section 1.  Employment. . . . . . . . . . . . . . . . . . . . . . . . .  2

Section 2.  Term. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Section 3.  Duties and Responsibilities . . . . . . . . . . . . . . . .  2
      3.1  Initial Period . . . . . . . . . . . . . . . . . . . . . . .  2
      3.2  Subsequent Period. . . . . . . . . . . . . . . . . . . . . .  2
      3.3  Negotiation of Post-Employment Status. . . . . . . . . . . .  3

Section 4.  Outside Services. . . . . . . . . . . . . . . . . . . . . .  3

Section 5.  Place of Performance. . . . . . . . . . . . . . . . . . . .  3

Section 6.  Compensation and Expenses . . . . . . . . . . . . . . . . .  4
      6.1  Base Salary. . . . . . . . . . . . . . . . . . . . . . . . .  4
      6.2  Additional Benefits. . . . . . . . . . . . . . . . . . . . .  4
      6.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  4
      6.4  Services Furnished . . . . . . . . . . . . . . . . . . . . .  5

Section 7.  Reasons for Termination . . . . . . . . . . . . . . . . . .  5
      7.1  Death. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
      7.2  Disability . . . . . . . . . . . . . . . . . . . . . . . . .  5
      7.3  Retirement . . . . . . . . . . . . . . . . . . . . . . . . .  6
      7.4  Termination For Cause by the Company . . . . . . . . . . . .  6
      7.5  Termination For Good Reason by the Executive . . . . . . . .  6

Section 8.  Benefits upon Termination . . . . . . . . . . . . . . . . .  7
      8.1  Termination by the Company for Cause . . . . . . . . . . . .  7
      8.2  Termination by the Executive for Good Reason without a Change in
           Control. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      8.3  Termination by the Executive for Good Reason in connection with a Change of Control. . . . . . . . . . . . . . . . . . . . .  8
      8.4  Termination by the Company for Other Than Cause. . . . . . .  9

Section 9.  Procedure for Termination . . . . . . . . . . . . . . . . .  9
      9.1  Notice of Termination. . . . . . . . . . . . . . . . . . . .  9
      9.2  Date of Termination. . . . . . . . . . . . . . . . . . . . .  9

Section 10.  No Obligation to Mitigate Damages; No Effect on Other
             Contractual Rights.  . . . . .  .  .  .  .  .  .  .  .  .  10

Section 11.  Confidential Information . . . . . . . . . . . . . . . . . 10

Section 12.  Papers . . . . . . . . . . . . . . . . . . . . . . . . . . 10

Section 13.  Noncompetition . . . . . . . . . . . . . . . . . . . . . . 11

Section 14.  Enforcement. . . . . . . . . . . . . . . . . . . . . . . . 11

Section 15.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . 11

Section 16.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . 11

Section 17.Amendments . . . . . . . . . . . . . . . . . . . . . . . . . 12

Section 18.  Binding Effect and Non-Assignability . . . . . . . . . . . 12

Section 19.  Legal Expenses . . . . . . . . . . . . . . . . . . . . . . 12

Section 20.  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . 12

Section 21.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . 12

Section 22.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . 12

Section 23.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Section 24.  Invalidity of Portion of Agreement . . . . . . . . . . . . 13



                        SOUTH JERSEY INDUSTRIES, INC.

                      Executive Employment Agreement


      THIS AGREEMENT made as of the 17th day of June 1994, by and between South Jersey Industries, Inc., a New Jersey corporation, having its principal offices at Number One South Jersey Plaza, Route 54, Folsom, New Jersey (the "Company"), and William F. Ryan (the "Executive").

                            W I T N E S S E T H

      WHEREAS, the Company recognizes that the Executive's contribution to the growth and success of the Company during the years has been substantial and the Company desires to assure itself of the continued employment of the Executive with the Company and to encourage his continued attention and dedication to it in the best interests of the Company and its shareholders; and

      WHEREAS, the Company wishes to encourage the development of an orderly succession as the Executive approaches retirement as an employee; and

      WHEREAS, the Executive is presently employed by the Company and its subsidiaries as follows:

South Jersey Industries, Inc. - President and Chief Executive Officer; South Jersey Gas Company - Chairman, President and Chief Executive Officer; Energy & Minerals, Inc. - Chairman and Chief Executive Officer;
The Morie Company, Inc. - Chairman;
R&T Group, Inc. - Chairman and Chief Executive Officer; and

      WHEREAS, the Executive presently serves on the following Boards of
Directors:

      South Jersey Industries, Inc.;
      South Jersey Gas Company;
      Energy & Minerals, Inc. and its subsidiaries;
      R&T Group, Inc. and its subsidiaries;
      South Jersey Energy Company; and

      WHEREAS, the Executive desires to remain and continue in the employ of the Company on the terms hereinafter provided;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

      Section 1.  Employment.

      The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve as an employee of the Company, on the terms and conditions set forth herein.

      Section 2.  Term.

      The term of this Agreement shall be for a period of five (5) years beginning August 1, 1994, and ending on July 31, 1999.

      Section 3.  Duties and Responsibilities.

           3.1   Initial Period.

           Through July 31, 1997, (the "Initial Period"), the Executive shall serve in the positions in which he presently serves and shall report only to the Boards of Directors of the above-mentioned companies and their duly authorized committees. During the Initial Period: (i) the Executive shall perform such duties and services as are customarily performed by a Chief Executive Officer and, by a Chairman of the Board where applicable to a particular Company, and as are assigned to him by such Boards of Directors and their duly authorized committees; (ii) the Executive shall continue to serve on the Boards of Directors on which he is presently serving, if elected, and the Company shall use its best efforts to cause him to be so elected; and (iii) the provisions of this paragraph do not preclude changes in the described positions, duties and services by mutual agreement between the Company and the Executive. Except as provided in
Section 7.2, any such change without the Executive's express written approval may constitute Good Reason for termination pursuant to Section 7.5.

           3.2   Subsequent Period.

           From August 1, 1997, through July 31, 1999, (the "Subsequent Period"), the Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company and as Chairman of the Board of South Jersey Gas Company, Energy and Minerals, Inc. and R&T Group, Inc. and shall report only to the Boards of Directors of such companies and their duly authorized committees. During the Subsequent Period (i) the Executive shall perform such duties and services as are customarily performed by a Chairman of the Board of the Company and its subsidiaries and Chief Executive Officer of the Company and as are assigned to him by the Boards of Directors of the companies and, when authorized by the Boards of Directors, their committees and (ii) the Executive shall continue to serve on the Boards of Directors of the companies if elected, and the Company shall use its best efforts to cause him to be so elected.

           3.3   Negotiation of Post-Employment Status.

           Not later than the earlier of (i) August 1, 1997, (ii) the date on which a search, duly authorized by the Company's Board of Directors, commences for the Executive's successor outside of the Company's then-existing employees, or (iii) the date on which negotiations, duly authorized by the Company's Board of Directors, commences with a view to a change in control (or a merger which would result in a change of control), the Company through its Board of Directors or a committee of the board will enter into negotiations with the Executive concerning his post-employment status and benefits (other than those set forth in this Agreement). The Company and the Executive recognize that an orderly transition will be assisted if negotiations begin before August 1, 1997 and in any event are concluded no later than August 1, 1998.

      Section 4.  Outside Services.

      The Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company and shall not, directly or indirectly, without the written consent of its Board of Directors, render any service to any other person, firm or entity, or own, manage, operate, control or participate in the management of any other person, firm or entity during the term of this Agreement. However, the Executive is not prohibited or prevented from acquiring or holding investments and securities listed on a national or regional securities exchange or sold in an over-the-counter public market, provided that the Executive is not part of any control group of such corporation or entity. The term "control group" shall include any combination of two or more individuals or entities acting in concert for the purpose of controlling or influencing, whether directly or indirectly, the management of such corporation or entity. So long as it does not interfere with his duties under this Agreement, the Executive shall have the right to serve as a director of any other corporation or to acquire or hold investments or securities in a corporation or entity in which the Executive is a part of a control group upon the approval of the Board of Directors of the Company, which approval shall not be unreasonably withheld.

      Section 5.  Place of Performance.

      The Executive's services during the term of this Agreement shall be performed primarily in the corporate headquarters building of the Company at Number One South Jersey Plaza, Route 54, Folsom, New Jersey. Without his prior consent, the Executive shall not be required to move his place of permanent employment from this corporate headquarters building although the Executive may be required to undertake reasonable domestic and international travel from time to time consistent with his business travel obligations.

      Section 6.  Compensation and Expenses.

           6.1   Base Salary.

           The Company shall pay to the Executive a Base Salary of not less than $375,000.00 per annum as of October 1, 1993 in twenty-four (24) equal installments as nearly as practicable on the fifteenth (15th) and last days of each month, in arrears. The amount of this Base Salary shall be reviewed annually in accordance with the normal business practices of the Company.

           6.2   Additional Benefits.

                 In addition to the Base Salary, the Company shall pay for and the Executive shall be entitled without limitation to participate in the benefit plan or plans generally available to executive employees, including the Chief Executive Officer. Those additional benefits (the "Additional Benefits") presently in force are listed on Exhibit A, which is attached hereto and made a part hereof. If employer contributions to any such plan (other than a defined benefit plan) for the benefit of the Executive or his dependents or beneficiaries are reduced in amount by any statute or regulation from the payments that would otherwise be so made but for such statute or regulation, the amount that is prohibited from being paid to such plan because of such statute or regulation, increased if necessary as provided in the next sentence, shall be paid, at the time it would have been paid except for such prohibition, by the Company to or as directed by the Executive. Such amount shall be increased if necessary so that, after federal and state income taxes on the amount as so increased are taken into account, the net amount after such taxes that is to be paid to or as directed by the Executive shall be the amount that was prohibited from being paid because of such statute or regulation. The Company will continue to provide the Executive and his spouse, free of charge, the same or substantially similar medical, hospitalization, prescription and major medical coverages as are provided to the Chief Executive Officer of the Company. Such medical benefits will continue to be provided to the Executive for the remainder of his life and shall continue to be provided to his spouse, if she survives him, for the remainder of her life.


           6.3   Expenses.

           In addition to the Base Salary and Additional Benefits, the Company shall pay for and the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures presently or hereafter established by the Company.

           6.4   Services Furnished.

           The Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties.

      Section 7.  Reasons for Termination.

           7.1   Death.

           In the event of the Executive's death during the term of this Agreement, he shall be entitled to such death benefits to which he is otherwise entitled presently or which may be hereafter established by the Company. In addition, in the event of the Executive's death during the term of this Agreement, his Base Salary shall continue to be paid to such beneficiary or beneficiaries as he may from time to time designate in writing, or to his estate if he has made no such designation, until the second anniversary of the date of his death. Payment shall not be offset by group life insurance, but shall be offset by the Company's voluntary death benefit. If the Executive's spouse survives him, the Company will make available to his spouse after his death the same assistance of a financial planner or other similar expert to assist the surviving spouse as the Company customarily provides to its executive officers from time to time. The provisions of this Section 7.1 shall survive the termination of this Agreement.

           7.2   Disability.

           If the Executive shall be determined to be disabled in accordance with the disability policy or plan of the Company, the Executive may be removed from positions within the Company in which he then may be serving. However, the Executive shall not be terminated as an employee of the Company. The Executive shall be retained in such positions and given such duties and responsibilities as are commensurate with his abilities at the time. Any such reduction in the Executive's duties and responsibilities by the Company based upon a reasonable determination of his disability by the Board of Directors shall not constitute Good Reason for termination pursuant to Section 7.5. The Executive shall be entitled to such disability benefits, including short term and long term, to which he is otherwise entitled presently or which may be hereafter established by the Company. Until the Executive becomes entitled to such disability benefits, he shall continue to be paid his Base Salary in accordance with this Agreement. If the Executive becomes able to return to his full duties and responsibilities during the term of this Agreement, the refusal or failure of the Company to do so shall constitute Good Reason for termination pursuant to Section 7.5. The determination of the disability of the Executive shall be made by the Board of Directors in the exercise of its reasonable discretion in accordance with procedures set forth in the disability policies or plan.

           7.3   Retirement.

           If the Executive shall retire, he shall be entitled to such pension and other benefits applicable to executive employees generally and him specifically including, without limitation, those presently existing or hereafter established by the Company; provided that, in determining the total retirement benefit due from the Company and its pension or other benefit plans, whenever the Executive's "Average Earnings" or "Final Average Earnings" or "Final Average Compensation" shall be relevant to the calculation of the amount of such pension or other benefits, such Average Earnings or Final Average Earnings or Final Average Compensation shall be determined for a period of not more than 36 months, and shall be based on the highest such 36 consecutive months out of the final 60 months of the Executive's employment, notwithstanding any longer period provided for in any such pension or other benefit plan. If the Executive has reached age 60 (or such earlier age as shall have been fixed in any arrangement established with the Executive's consent) at the time he retires, such pension or other benefits shall not be reduced because of early retirement. In no event shall payment made to the Executive pursuant to Section 8.3 be taken into account for purposes of determining Average Earnings, Final Average Earnings or Final Average Compensation.

           7.4   Termination For Cause by the Company.

           The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder only for the following reasons: (1) the willful and continued failure by the Executive to substantially perform his duties hereunder other than any such failure resulting from the Executive's incapacity due to physical or mental illness or injury; (2) the conviction of the Executive of a crime under state or federal law and the Company's Board of Directors or one of its committees is unable to conclude in good faith (and in its sole discretion) that the Executive had no reasonable cause to believe that the activities of which he was convicted were unlawful and that such conviction will not materially impair his ability to discharge his duties; (3) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or (4) the continued inability of the Executive to perform his duties by reason of alcoholism or drug abuse even after appropriate rehabilitation services have been made available to him.

           7.5   Termination For Good Reason by the Executive.

           At any time during the term of this Agreement during which "Good Reason" exists, the Executive may at his option terminate the Executive's employment by giving the Notice of Termination specified in Section 9.1 (which will then become effective in accordance with the time period set out in Section 9.2). For purposes of this Agreement, "Good Reason" shall exist after any of the following circumstances have occurred, the Executive has notified the Company that it has occurred, and the circumstance continues unremedied for 60 days after the Executive has notified the Company that the circumstance exists. The circumstances are: (1) the assignment to the Executive by the Company, without the Executive's express written approval, of duties inconsistent with the Executive's position, duties, responsibilities, titles, offices or status with the Company or any removal of the Executive from or any failure to re-elect the Executive to any of such positions; (2) a reduction by the Company, not consistent with the Company's general salary practice for Executives, in the Executive's Base Salary as in effect on the date hereof or as the same is increased from time to time during the term of this Agreement; (3) the Company's failure to review in accordance with the Company's general salary practice for Executives the Executive's Base Salary within twelve (12) months after the Executive's last increase in Base Salary; (4) the Company's failure to continue in effect any benefit plan or arrangement in which the Executive is participating except for Company-wide modifications or modifications which apply to all executives generally (provided that the Executive shall enjoy at least the same benefits available to all employees generally), or the taking of any action by the Company which would adversely affect the Executive's participation in and/or materially reduce the Executive's benefits under any such benefit plan or arrangement or which would deprive the Executive of any material fringe benefit enjoyed by the Executive, except for Company-wide modifications or modifications which apply to all executives generally (provided that the Executive shall enjoy at least the same benefits available to all employees generally); (5) a relocation of the Company's corporate headquarters to a location outside of Folsom, New Jersey, or the Executive's relocation to any place other than a location outside of the location at which the Executive performed the Executive's duties, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations; (6) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination; or (7) the failure or refusal to reinstate the Executive after he has recovered from a disability as provided in section 7.2.

      Section 8.  Benefits upon Termination.

           8.1   Termination by the Company for Cause.

           If the Executive's employment shall be terminated for Cause:

                 (a) (i) if the Executive shall have acted in good faith, and as to any criminal conviction constituting such Cause the Executive had no reasonable grounds to believe his conduct was unlawful, then the Company shall pay the Executive his Base Salary for twelve (12) months after the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further salary obligations to the Executive or other obligations to the Executive or his survivors (except as otherwise provided by this Section) under this Agreement; or
(ii) if the Executive shall not have acted in good faith, or as to any criminal conviction constituting such Cause the Executive had reasonable ground to believe his conduct was unlawful, then after the Date of Termination the Company shall have no further salary obligations to the Executive or other obligations to the Executive or his survivors (except as otherwise provided by this section) under this Agreement;

                 (b) the Executive shall be entitled to such retirement benefits as he may otherwise be entitled to on the Date of Termination, and such retirement shall be deemed to occur when the Company's salary obligations to the Executive under this Agreement shall terminate; and

                 (c) effective as of the Date of Termination, the Executive shall no longer be an employee of the Company and shall no longer be entitled to the privileges and benefits thereof.

           8.2 Termination by the Executive for Good Reason without a Change in Control.

           If the Executive's employment shall be terminated by the Executive for Good Reason in accordance with section 7.5, and no Change in Control has occurred, the Company shall, from the date of Termination, continue to pay the Executive the Executive's Base Salary for the remainder of the year in which such terminations occurs and shall pay the Executive $974,000. In addition, the Executive shall be entitled to such retirement benefits as he may otherwise be entitled to on the Date of Termination, and such retirement shall be deemed to occur when the Company's salary obligations to the Executive under this Agreement shall terminate and the Company will continue to provide the Executive and his spouse, free of charge, the same or substantially similar medical, hospitalization, prescription and major medical coverages as are provided to the Chief Executive Officer of the Company. Such medical benefits will continue to be provided to the Executive for the remainder of his life and shall continue to be provided to his spouse, if she survives him, for the remainder of her life. Such payments and the provision of such benefits shall be the Executive's sole and exclusive remedy for breach or for any other cause of action arising out of his employment and the Company shall have no further obligations or liability to the Executive or his survivors (except as otherwise provided by this section) under this Agreement.

           8.3 Termination by the Executive for Good Reason in connection with a Change of Control.

           If the Executive terminates this Agreement for Good Reason in accordance with Section 7.5 following a Change in Control, the Company shall, in lieu of the payments under Section 8.2, continue to pay the Executive the Executive's Base Salary from the date of Termination for the remainder of the then-current Agreement year and the Company shall pay as severance pay an amount equal to 300% of a base amount determined to be the average of the aggregate compensation paid to the Executive during the three (3) calendar years preceding the Date of Termination and subject to federal income taxes; provided that, if any lump-sum severance payment, either alone or together with any other payment which the Executive has the right to receive from the Company, would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended, such lump-sum severance payment shall be reduced to the largest amount as will result in no portion of the lump-sum payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The Company shall pay this lump-sum severance payment, in cash, on the Date of Termination. The payments under this section shall be in lieu of any payment to which the Executive might otherwise be entitled to receive under the Company's Severance Policy.

           For purposes of this Agreement a "Change in Control" of the Company shall mean any of the following: (1) approval by the shareholders of the Company without the recommendation and approval of the Board of Directors of the Company of any plan or proposal for the consolidation, merger, liquidation, dissolution or acquisition of the Company or all or substantially all of its assets; (2) election to the Board of Directors of the Company of a new majority different from the individuals who at the beginning of the term of this Agreement constituted the entire Board of Directors of the Company, unless the election or nomination for election by the Company's shareholders of each such new director was recommended by a majority of the Board of Directors of the Company; or (3) the acquisition by any person of 20% or more of the stock of the Company having general voting rights in the election of directors (for purposes of this clause
(3), the term "person" shall include any individual or entity or any combination of two or more individuals or entities acting as a group for the purpose of acquiring, holding or disposing of stock of the Company).

           In addition, the Executive shall be entitled to such retirement benefits as he may otherwise be entitled to on the Date of Termination, and such retirement shall be deemed to occur when the Company's salary obligations to the Executive under this Agreement shall terminate. The continuation of such payments and benefits shall be the Executive's sole and exclusive remedy and the Company shall have no further obligations or liability to the Executive or his survivors (except as otherwise provided by this section) under this Agreement.

           8.4   Termination by the Company for Other Than Cause.

           If the Company terminates the Executive's employment for other than Cause, the Executive shall be entitled to the payments specified in
Section 8.3, including the reduction in those payments by the application of the provisions of the Internal Revenue Code referred to in Section 8.3, even though such provisions are not required to be applied by their terms because no change in control has occurred. In addition, the Company will continue to provide the Executive and his spouse, free of charge, the same or substantially similar medical, hospitalization, prescription and major medical coverages as are provided to the Chief Executive Officer of the Company. Such medical benefits will continue to be provided to the Executive for the remainder of his life and shall continue to be provided to his spouse, if she survives him, for the remainder of her life.

      Section 9.  Procedure for Termination.

           9.1   Notice of Termination.

           For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

           9.2   Date of Termination.

           For the purposes of this Agreement, the "Date of Termination" shall mean the date of the Executive's death; or thirty (30) days after Notice of Termination is given; provided that if within ten (10) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the date of termination shall be extended for an additional period not to exceed ten (10) days. During the period between Notice of Termination and the Date of Termination the Executive may request and shall be granted a hearing before the Board of Directors, at which time the Board of Directors shall decide whether in its reasonable good faith opinion the Executive was either disabled or discharged for Cause and specifying the particulars thereof in detail.

      Section 10. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

           10.1 The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

           10.2 The amount of any payment provided to the Executive under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination.

           10.3 The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time under any plan of benefits provided to officers and managers of the Company.

      Section 11.  Confidential Information.

      The Executive will not, during or after the term of this Agreement, use for himself or others, or disclose to others, any formulae, trade secrets, customer lists, know-how or other confidential information of or about the Company or any of its affiliates unless authorized in writing to do so by the Company. The Executive understands that this undertaking applies to information of a technical or commercial or other nature and that any information not made available to the general public is to be considered confidential.

      Section 12.  Papers.

      All correspondence, memoranda, notes, records, reports, plans and other papers and items received or made by the Executive in connection with his duties hereunder shall be the property of the Company, and the Executive shall not have any property rights to such items when he is no longer an employee of the Company.

      Section 13.  Noncompetition.

      Unless the Executive requests in writing and is thereafter authorized in writing to do so by the Company, the Executive will not, during the term of this Agreement, or for one year following the end of the period during which the Executive serves as a member of the Board of Directors, regardless of whether the termination was for Cause, for Good Reason, or for other than Cause, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any manner with, any business which at any time during said period competes with the Company or which uses any name similar to the Company's name.

      Section 14.  Enforcement.

      The Executive acknowledges that in the event of his breach or threat of breach of Sections 11, 12, or 13 of this Agreement, the Company's remedies at law will be inadequate and, in such event, the Company will be entitled to appropriate injunctive and other equitable relief in addition to its legal remedies.

      Section 15.  Survival.

      The provisions of Sections 6.2, 7.1, 8.2, 8.4, 11, 12, 13 and 14 and this Section 15 shall survive the termination of this Agreement.

      Section 16.  Notices.

      All notices and other communications provided for herein that one party intends to give to the other party shall be in writing and shall be considered given when mailed by certified mail, return receipt requested, or personally delivered, either to the party or at the address set forth below (or to such other address as a party shall designate by notice hereunder):

           South Jersey Industries, Inc.
           Attn:  Chairman of the Compensation/Pension Committee
           Number One South Jersey Plaza
           Route 54
           Folsom, New Jersey 08037

           with a copy to the Company's Secretary at the same address

           William F. Ryan
           207 School House Drive
           Linwood, New Jersey 08221

      Section 17.Amendments.

      This Agreement may be amended, modified, superseded, canceled, renewed or extended only by a written instrument executed by both parties hereto.

      Section 18.  Binding Effect and Non-Assignability.

      This Agreement shall inure to the benefit of the Executive's heirs and personal representatives and shall be binding upon the successor of the Company, including any entity with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company. This Agreement shall not be assignable, in whole or in part, by either party, without the written consent of the other party.

      Section 19.  Legal Expenses.

      In the event of a dispute in connection with this Agreement, the parties shall each pay their own costs, except that in the event of such a dispute involving termination of employment, or involving entitlement to compensation or benefits in the event of termination of employment, the Company shall pay the legal expenses of the Executive.

      Section 20.  Arbitration.

      Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the County of Atlantic, State of New Jersey, in accordance with the rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

      Section 21.  Governing Law.

      This Agreement shall be governed by the laws of the State of New
Jersey.

      Section 22.  Entire Agreement.

      This Agreement contains the entire agreement between the parties relative to its subject matter, superseding all prior agreements or understandings of the parties relating thereto.

      Section 23.  Waiver.

      Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof. The failure of either party at any time to require performance of any provision of this Agreement which has not been waived in writing shall not affect such party's rights at a later time to enforce such provision. No consent or waiver by either party to any default or to any breach of a condition or term of this Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.

      Section 24.  Invalidity of Portion of Agreement.

      If any provision of this Agreement or the application thereof to either party shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the fullest extent of the law.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.

                                  SOUTH JERSEY INDUSTRIES, INC.



                                  By  /S/ Richard L. Dunham
                                     Richard L. Dunham, Chairman
                                     Compensation/Pension Committee


                                      /S/ William F. Ryan
                                     William F. Ryan
                       South Jersey Industries, Inc.
              Number 1 South Jersey Plaza, Route 54
                    Folsom, New Jersey  08037

                          June 17, 1994




William F. Ryan
President and Chief Executive Officer
South Jersey Industries, Inc.
Number 1 South Jersey Plaza
Route 54
Folsom, NJ  08037

Dear Bill,

          In the course of our recent discussions concerning your employment agreement with South Jersey Industries Inc. (the "Company"), we considered a number of matters you proposed as non-binding expressions of intention. Rather than include those matters in the employment contract, we agreed with you in that contract that the Company would enter into negotiations with you concerning those matters no later than the earlier of (i) August 1, 1997, (ii) the date on which a search, duly authorized by the Company's Board of Directors, commences for the Executive's successor outside of the Company's then-existing employees, or (iii) the date on which negotiations, duly authorized by the Company's Board of Directors, commences with a view to a change in control (or a merger which would result in a change of control).

          This letter is a record of those matters that we agreed to defer until those negotiations when those matters will be considered in the light of the then contemporary business environment.

     1. You and the Company will seek to reach agreement on a succession plan to become effective on your retirement. In that connection the Company will seek your advice and take into account your recommendations on the appropriate persons to fill the various officer positions of the Company and its subsidiaries.

     2. It is your and our intent that you and the Company will enter into a consulting agreement covering the seven year period after your retirement. Under such an agreement you will remain available to the Company as an advisor and consultant, and the agreement will define your responsibilities and remuneration during that period.





     3. The remuneration to be paid to you under that consulting agreement will be an amount between 10% and 30% of your salary at retirement.

     4. The Company will consider your continuing to serve on its board of Directors following your retirement in the light of the succession plan and state of the Company at that time. The Committee takes note of your experience in serving on the board and your expertise in the Company's business and the value that experience and expertise brings to the deliberations of the Board.

     5. The Company will provide, to the extent then practical, additional assistance beyond that already set forth in your employment agreement to enable your wife or your designated beneficiary to exercise any stock options that remain unexercised on your death.

          The matters expressed above are statements of intention only, and do not and are not intended to confer any legal rights or create any binding or legally enforceable obligations on you, the Company or any third party. We and you understand that you are not relying on the statements in this letter as an inducement to remain in the Company's employ or to enter into the employment agreement which is dated the same date as this letter.

          If this letter conforms with your understanding, please sign the additional copy and return it to the Company's secretary for safe keeping as a record of the matters we will take up with you at the agreed time.

                              The Compensation/Pension Committee
                              of The Board of Directors of
                              South Jersey Industries, Inc.


                              By:  Richard L. Dunham
                                   Chairman


















                                                  EXHIBIT A

                   LIST OF OFFICERS' BENEFITS

1.   Group Hospital, Surgical and Medical Insurance Plan

2.   Major Medical Plan

3.   Group Dental Plan

4.   Group Prescription Drug Plan

5.   Temporary Disability Plan

6.   Long Term Disability Plan

7.   Group Life Insurance Plan

8.   24-Hour Accident Protection Coverage

9.   Supplementary Survivor's Benefit

10.  Thrift Plan

11.  Employees Stock Ownership Plan

12.  Retirement Plan for Employees

13.  Supplemental Executive Retirement Plan

14.  Deferred Compensation Contract

15.  Officers' Liability Insurance

16.  Company Automobile

17.  Tuition Refund Plan

18.  Vacation

19.  Holiday Schedule

20.  Time Off w/Pay for Jury Duty, Death in Family or Marriage

21.  Annual Physical Examination

22.  Health Club Membership

23.  Country Club House Membership

24.  Severance Pay Plan



                                                  EXHIBIT A
                                                  SCHEDULE 1

                       DISABILITY AND DEATH BENEFITS

1. Temporary Disability (Sick Pay): - Officers
   Commences on 8th consecutive day of absence. Paid @ 100% of base salary and extends at full pay based on years of service as follows:
   Service:                           Maximum Benefit
   Under 5 Years                           120 Days
   5 Years or more                         365 Days

2. Long-Term Disability: - Officers

   Eligibility Begins: After 1 year of service
   Benefit Can Begin: Upon Expiration of Temporary Disability
   Benefits Benefit: 50% of Salary, reduced by other disability income(ie.Soc Sec).

   1. Benefit continues until status is changed by virtue of rehabilitation, retirement, death, etc.
   2. Medical certification for first two years of disability against "own position". Thereafter, certification against "any position". However, replacement may be required after one year.

3. Group Life Insurance: - Officers

   Two times annual salary rounded to next higher $5,000

4. 24 Hour Accident Protection Insurance: - Officers

   $250,000 Death Benefit

5. Company Paid Death Benefit (Uninsured) & Suppl. Survivor's Benefit

                                      Benefit

   Lump Sum                           $1,000

Service:
10-15   Years                     6 Months Salary
15-25   Years                     9 Months Salary
25 or   More                     12 Months Salary

Payment of uninsured amount is offset by pension proceeds in year of death

6. Retirement Plan Death Benefit: (Pre-retirement)

   Service:
   5 Years or More               50% of Accrued Benefit payable to
                                      spouse only.



                                                     EXHIBIT A
                                                     SCHEDULE 2


                       South Jersey Industries, Inc.
                     Officer Severance Program Summary

1. Officer Participation - All officers of South Jersey Industries, Inc. are immediately covered by this program upon being elected officers and satisfying the age and service requirements of the specific plans. The cost of the program will be paid entirely by the employer unless otherwise noted.

2. Officer Severance Plan

   -  Participation - immediate

   -  Basic benefit - weekly salary times years of service.
             Minimum of 12 weeks; accrual of two weeks times years of service to a maximum of 40 weeks, except that any officer who is or may become a party to an "Employment
             Agreement" shall receive one year's salary as a basic benefit without consideration of a service period.

   - Outplacement counselling services - up to 20% of pay to a maximum of $15,000, at the discretion of the chief Executive Officer for all other officers and at the discretion of the compensation Committee of the Board of Directors of the company in the case of the Chief Executive Officer.

   -  Death benefits - at officer's expense, benefits may continue.

   -  Disability benefits - terminate upon severance.

   -  Health benefits - at officer's expense, benefits may continue.

   - Company car - given title at severance, at the discretion of the chief Executive Officer for all other officers and at the discretion of the Compensation Committee of the Board of Directors of the Company in the case of the Chief Executive Officer.